EXHIBIT 10-1

                          SPECIAL RETENTION AGREEMENT

This Special Retention Agreement ("Agreement") by and between MCN Corporation, a Michigan corporation ("Company") and Rai Bhargava ("Executive") is made as of the 1st day of January, 1995 (the "Effective Date").

The Board of Directors of the Company ("Board") has determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication and expertise of the Executive. The Board believes that retention of Mr. Bhargava is critical in order to attain projected short-term and long-term financial goals for MCN Investment Corporation ("MCNIC"), the subsidiary which is expected to be the primary source of growth pursuant to the Company's strategic direction. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. Agreement Period. The Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2002 (the "Agreement Period"). The Executive shall remain an at-will employee but shall be entitled to any explicit vested payments provided in this Agreement.

            2. Terms of Agreement. (a) Executive's Obligations. During the Agreement Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Agreement Period it shall not be a violation of this Agreement for the Executive to (A) sit on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.


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            (b) Compensation. The Executive shall be eligible for an annual award of Restricted Shares (as defined below) during each calendar year of the Agreement Period ("Award Year").

            (i) Restricted Shares. For purposes of this Agreement, "Restricted Shares" shall mean shares of Company common stock that are restricted as to transferability and are subject to forfeiture if the Executive's employment is terminated for Cause (as defined in Section 3(c)) or for other than Good Reason (as defined in Section 3(d)).

            (ii) Value of Award. The value of Restricted Shares to be awarded to the Executive under this Agreement for an Award Year will be determined by the achievement of MCNIC return on equity ("ROE") goals related to MCNIC Net Income (as defined below) as follows:

            (A) 5% of Net Income in excess of Threshold ROE but less than Target ROE; plus

            (B)  3% of Net Income in excess of Target ROE;

but in no event shall the value of the Restricted Shares awarded in regards to an Award Year be in excess of 1.5% of MCNIC's total Net Income for such year. The value of Restricted Shares to be awarded during the Agreement Period shall not exceed $4,000,000 (based on the value as of the date of the award), unless otherwise authorized by the Board.

            (iii) Common Equity. For purposes of this Agreement, "Common Equity" shall mean MCN Corporation common equity reduced by (A) Michigan Consolidated Gas Company's common equity and (B) the common equity of any other subsidiaries of MCN Corporation that are specifically designated for exclusion by the Company.

            (iv) ROE. For purposes of this Agreement, ROE shall be calculated by dividing Net Income by the simple arithmetic average of beginning of the calendar year and end of the calendar year Common Equity.

            (v) Threshold ROE and Target ROE. For purposes of this Agreement, Threshold ROE and Target ROE are initially set at 11% and 14%, respectively for 1995. For 1996 and subsequent years, Threshold ROE and Target ROE shall increase to 12% and 15%, respectively. At the discretion of the Board, the Threshold ROE and the Target ROE for an Award Year may be increased or decreased on or before the date of the February Board meeting for such Award Year.


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            (vi) Net Income. For purposes of this Agreement, "Net Income" shall mean MCN Corporation net income available for common stock less (A) Michigan Consolidated Gas Company's net income available for common stock and (B) the net income available for common stock of any other subsidiaries of MCN Corporation that are specifically designated for exclusion by the Company.

            (vii) Number of Restricted Shares Awarded. The number of Restricted Shares awarded for an Award Year shall be determined using the closing price of MCN Corporation common stock on the New York Stock Exchange Composite Tape on the day before the award is made.

            (viii) Time of Award. The Company shall award the Restricted Shares to the Executive on the date of the February Board meeting following the Award Year for which the Restricted Shares are awarded.

            (ix) Dividends. Dividends shall be paid in cash to the Executive in the same amount and at the same time as dividends are paid on the Company's outstanding common stock.

            (x) Certification of Calculations. All calculations under this
Section 2 of the Agreement shall in the first instance be certified by the Company's General Auditor. Any disputes shall be referred to the Company's Independent Auditors (currently, Deloitte and Touche) whose conclusion shall be binding and not subject to review in any other forum.

            3. Termination of Employment. (a) Death. The Executive's employment shall terminate immediately upon the Executive's death during the term of this Agreement.

            (b) Disability. The Executive's employment shall terminate on the 30th day after receipt of notice from the Company that the Board has determined the Executive to be disabled ("Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative; such agreement as to acceptability shall not be withheld unreasonably.

            (c) Cause. The Company may terminate this Agreement during the Agreement Period for Cause. For purposes of this Agreement, "Cause" shall mean


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            (i) repeated violations by the Executive of the Executive's obligations under Section 2(a) (other than as a result of Disability) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company;

            (ii) the commitment of malfeasance, embezzlement or fraud by the Executive; or

            (iii)  the conviction of the Executive of a felony.

            (d) Good Reason. The Executive's employment may by terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean

            (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities that a reasonable man holding a similar position would find untenable, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt on notice thereof given by the Executive;

            (ii) the Company's requiring the Executive to be based at any office or location other than the location where the Executive was employed immediately preceding the Effective Date ("Current Location") or any office which is the headquarters of the Company and such office is more than 35 miles from the Current Location; or

            (iii) any purported termination by the Company of this Agreement other than as expressly permitted by this Agreement.

            (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which

            (i) indicates the specific termination provision in this Agreement relied upon;

            (ii) to the extent applicable, sets forth in reasonable detail the facts and


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circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

            (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (f) Date of Termination. For purposes of this Agreement, "Date of Termination" means

            (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 15 days after the giving of such notice), as the case may be;

            (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and

            (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            4.  Vesting and Payment of Restricted Shares. (a)
Completion of Agreement Period. If the Executive remains in the employ of the Company to the end of the Agreement Period, all Restricted Shares shall vest as of the end of such Agreement Period. The Company shall deliver all vested Restricted Shares to the Executive within 30 days of such vesting.

            (b) Termination Due to Good Reason, Death or Disability. If, during the Agreement Period, the Executive shall terminate employment for Good Reason, the Company shall terminate the Executive's employment other than for Cause, or the Executive's employment is terminated by reason of the Executive's Death or Disability, this Agreement shall terminate and all Restricted Shares awarded to the Executive through the Date of Termination shall immediately vest and be delivered to the Executive or his estate or beneficiary, as applicable, within 30 days of the Date of Termination.


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            (c) Termination Due to Cause; Other than for Good Reason. If the
Company terminates the Executive's employment for Cause during the Agreement Period, this Agreement shall terminate and all Restricted Shares awarded to the Executive through the Date of Termination shall be immediately forfeited. If the Executive terminates employment during the Agreement Period, other than a termination for Good Reason, this Agreement shall terminate and all Restricted Shares awarded to the Executive through the Date of Termination shall be immediately forfeited.

            (d) Involuntary Termination of Mr. Alfred Glancy. If the Company terminates the employment of Mr. Alfred Glancy, or if Mr. Glancy dies or becomes disabled while employed by the Company, any Restricted Shares awarded to the Executive up through the date of Mr. Glancy's termination, death or disability shall immediately vest and be delivered to the Executive within 30 days of the date of Mr. Glancy's termination, death or disability. After the date of Mr. Glancy's termination, death or disability, this Agreement shall remain in effect through the end of the Agreement Period and all Restricted Shares awarded to the Executive after such date shall vest immediately when awarded and shall be delivered to the Executive at the time described in Section 2(b)(viii).

            (e) Voluntary Termination of Mr. Alfred Glancy. If Mr. Alfred Glancy voluntarily terminates employment with the Company, any Restricted Shares awarded to the Executive up through Mr. Glancy's termination date shall immediately vest; however, delivery of such shares shall not be made before the end of the Agreement Period.

            5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

            6. Full Settlement: Resolution of Disputes. (a) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court


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of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, all awarded Restricted Shares the Company would be required to pay or provide pursuant to Section 4(b) if such termination were by the Company without Cause or by the Executive with Good Reason shall be held in abeyance. If it is ultimately adjudged by such court that Cause existed or Good Reason did not exist, all Restricted Shares held in abeyance shall be immediately forfeited. If it is ultimately adjudged by such court that Cause did not exist or Good Reason did exist, all Restricted Shares held in abeyance shall vest and be distributed to the Executive within 30 days of such judgement.

            (b) The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case dividends that otherwise would have been paid during the period the Restricted Shares were held in abeyance.

         7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.


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            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets an aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:
            --------------------
            At the most current address of record designated in the Executive's personnel file

            If to the Company:
            ------------------
            MCN Corporation
            500 Griswold Street
            Detroit, Michigan 48226
            Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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            (d) The Company may withhold from any amounts payable under this
Agreement such Federal, state or local taxes as shall be required to be withhold pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or ally other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(d)(i)-(iv), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

            (g) The Executive and the Company acknowledge that this Agreement does not constitute a plan and is not subject to the Employee Retirement Income Security Act of 1974, as amended (also known as "ERISA").

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                     /s/ P. K. Bhargava
                                    -----------------------------------



                                    MCN Corporation


                                    By:  /s/ A. R. Glancy III
                                       --------------------------------






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